EXHIBIT 99.1

news release

Ovintiv Reports Fourth Quarter and Year-end 2021 Financial and Operating Results

Company Increases Quarterly Dividend by 43%; Underpinned by Leading 2022 Capital Efficiency

Highlights:

•	Generated full year net earnings of $1.4 billion, cash from operating activities of $3.1 billion, Non-GAAP Cash Flow of $3.2 billion and Non-GAAP Free Cash Flow of $1.7 billion

•	Reduced Net Debt by approximately $2.3 billion; expect to reach $3 billion Net Debt target in the second half of 2022 assuming $85 per barrel for WTI oil and $4.50 per thousand cubic feet (“Mcf”) for NYMEX natural gas

•	Announced a 43% increase to quarterly dividend payments; now $0.80 per share annualized

•	Continued substantial share buybacks with approximately 4.3 million shares acquired to date since the beginning of the fourth quarter of 2021

•	Reiterated 2022 capital program of approximately $1.5 billion, which is expected to deliver 180 to 190 thousand barrels per day (“Mbbls/d”) of oil and condensate production and approximately $2.9 billion of Non-GAAP Free Cash Flow, assuming commodity prices of $85 per barrel for WTI oil and $4.50 per Mcf for NYMEX natural gas

•	Beat targeted 33% reduction in methane emissions intensity four years ahead of schedule with greater than 50% reduction in 2021 versus 2019 baseline

•	Established a 50% Scope 1&2 greenhouse gas (GHG) emissions intensity reduction target to be achieved by 2030 and using 2019 as a baseline year; tied to compensation for all Ovintiv employees

DENVER, February 24, 2022 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today announced its fourth quarter and year-end 2021 financial and operating results. The Company plans to hold a conference call and webcast at 9:00 a.m. MT (11:00 a.m. ET) on February 25, 2022. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com.

Ovintiv CEO Brendan McCracken said, “Our performance in 2021 demonstrates Ovintiv’s unique strengths – our industry leading capital efficiency, top-tier multi-basin portfolio, culture of innovation, and disciplined approach to capital allocation. Our strategy to sustainably deliver superior returns is resulting in substantial value creation for our shareholders. Today, we are increasing our base dividend and we expect to meet our $3 billion net debt target in the second half of 2022, which will unlock another significant increase in cash returns.”

Full Year and Fourth Quarter 2021 Financial and Operating Results

•	The Company recorded full year net earnings of $1.4 billion, or $5.32 per diluted share of common stock.

•	Fourth quarter net earnings totaled $1.4 billion, or $5.21 per diluted share of common stock.

•	Full year cash from operating activities was $3.1 billion, Non-GAAP Cash Flow was $3.2 billion and capital investment totaled approximately $1.5 billion, resulting in $1.7 billion of Non-GAAP Free Cash Flow.

•	Fourth quarter cash from operating activities was $740 million, Non-GAAP Cash Flow was $741 million and capital investment totaled approximately $421 million, resulting in $320 million of Non-GAAP Free Cash Flow.

•	Average annual total production was approximately 534 thousand barrels of oil equivalent per day (“MBOE/d”), including 191 Mbbls/d of oil and condensate, 83 Mbbls/d of other NGLs (C2 to C4) and 1,556 million cubic feet per day (“MMcf/d”) of natural gas, all in line with guidance.

•	Fourth quarter total production was approximately 508 MBOE/d, including 178 Mbbls/d of oil and condensate, 85 Mbbls/d of other NGLs and 1,476 MMcf/d of natural gas. Production in the quarter was impacted by unplanned midstream outages and permitting timing delays in Canada that reduced fourth quarter production by approximately 3 Mbblsd/d of oil and condensate, 2 Mbbls/d of other NGLs (C2 to C4) and 90 MMcf/d of natural gas. The fourth quarter also saw higher Canadian royalty rates that reduced production by approximately 1.3 Mbbls/d of oil and condensate, and 40 MMcf/d of natural gas.

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•	Total Costs for the year were $13.42 per barrel of oil equivalent (“BOE”) while fourth quarter Total Costs were $14.89 per BOE. Total Costs per BOE were impacted by higher commodity prices and lower production during the quarter.

2022 Guidance

The Company issued the following 2022 guidance:

	1Q22	2022
Capital Investment ($ Millions)	$425 - $440	$1,500
Oil & Condensate (Mbbls/d)	174 - 178	180 - 190
Other NGLs (Mbbls/d)	77 – 81	78 - 82
Natural Gas (MMcf/d)	1,430 - 1,480	1,450 - 1,500

2022 Outlook

With capital investment of approximately $1.5 billion in 2022, the Company expects to maintain oil and condensate production volumes of approximately 180 to 190 Mbbls/d. This range reflects a maintenance production program relative to the second half of 2021. Ovintiv expects to preserve its 2021 capital efficiency and offset inflationary pressures on capital costs in 2022 with efficiency and productivity gains. The Company expects its capital investment to be more weighted to the first half of the year.

“Maintaining our capital efficiency in 2022 will be a differentiating factor among our peers,” said McCracken. “Despite the inflationary pressures across the economy, our teams continue to find innovative ways to offset cost inflation and improve well performance. Our industry-leading well cost and productivity performance, combined with our demonstrated operational efficiencies and culture of innovation give us confidence in the repeatability of our capital program in 2022. With more than a decade of premium drilling inventory in each of our core three assets – the Permian, Anadarko and Montney – we are well positioned to continue delivering industry-leading capital efficiencies for many years to come.”

In the first quarter, through capital investments of $425 to $440 million, Ovintiv expects to deliver oil and condensate production of 174 to 178 Mbbls/d, other NGLs production of 77 to 81 Mbbls/d and natural gas production of 1,430 to 1,480 MMcf/d.

Share Buyback Program

As of December 31, 2021, Ovintiv had purchased for cancellation, approximately 3.1 million common shares outstanding at an average price of $36.18 per share, for a total consideration of approximately $111 million. During the first quarter of 2022, the Company plans to buyback shares equivalent to 25% of its fourth quarter Non-GAAP Free Cash Flow less base dividend payments, or approximately $71 million. The first quarter buyback program is currently underway with an additional approximately 1.2 million common shares outstanding purchased as of February 18, 2022.

Continued Net Debt Reduction

During the fourth quarter, Ovintiv reduced Net Debt by $192 million. This represents approximately $2.3 billion of Net Debt reduction since year-end 2020.

At year-end, the Company had no outstanding balances under its revolving credit facilities and commercial paper programs. Ovintiv’s available liquidity totaled $4.5 billion.

The Company has a Net Debt target of $3 billion which, assuming commodity prices of $85 WTI oil and $4.50 NYMEX natural gas, it expects to meet in the second half of 2022. Once the Company reaches its Net Debt target, it plans to increase quarterly shareholder returns to at least 50% of the previous quarter's Non-GAAP Free Cash Flow after base dividends. The remaining Non-GAAP Free Cash Flow will be allocated to further Net Debt reduction and small, low-cost property bolt-ons.

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Dividend Increase

On February 24, 2022, Ovintiv’s Board declared a quarterly dividend of $0.20 per share of common stock payable on March 31, 2022, to shareholders of record as of March 15, 2022. This represents an increase of 43% from the previous level and an increase of 113% versus 1-year ago and also marks the second dividend raise in the last six months.

ESG Performance

Ovintiv continues to deliver measurable progress on its ESG initiatives. The Company is committed to advancing its ESG performance, and as such, announced today a Scope 1&2 GHG emissions intensity reduction target of 50% by 2030, using 2019 as a baseline year. This target will be tied to compensation for all Ovintiv employees.

Key highlights of the Company’s recent sustainability achievements:

•	Achieved the Company’s 33% methane intensity reduction target in 2021, four years ahead of schedule with a greater than 50% reduction from 2019 levels

•	Reduced 2021 Scope 1&2 GHG emissions intensity by more than 20% compared to 2019

•	Fully aligned with the World Bank Zero Routine Flaring by 2030 initiative, nine years ahead of the World Bank’s target

•	Achieved 8th consecutive safest year ever in 2021

•	Established a social commitment leadership team and published inaugural social commitment framework

•	Increased the diversity of the Company’s Board of Directors

•	Completed the Company’s 17th consecutive year of industry leading sustainability reporting and transparency

Additional details can be found on Ovintiv’s Sustainability site at https://sustainability.ovintiv.com/

Asset Highlights

Ovintiv continued to demonstrate well cost reductions across its portfolio throughout 2021. Despite significant industry-wide inflationary pressures, average well costs were 11% lower than 2020 levels.

Permian

For the year, Permian production averaged 118 MBOE/d (81% liquids). The Company averaged three gross rigs, drilled 80 net wells, and had 93 net wells turned in line (“TIL”).

Permian production averaged 120 MBOE/d (79% liquids) in the fourth quarter. The Company averaged four gross rigs, drilled 20 net wells, and had 16 net wells TIL. The number of wells TIL were reduced as the company transitioned to longer laterals and set up a load-leveled completions program for 2022. Due to this transition, only three net wells were TIL from September to November 2021, with the majority of the fourth quarter wells coming on-line in December.

Permian drilling and completion (“D&C”) costs were 10% lower than the 2020 program average. The lower costs achieved in 2021 were underpinned by increased operational efficiencies including faster D&C rates and longer lateral development. Ovintiv utilized Simul-Frac on 90% of its Permian completions in 2021.

Anadarko

For the year, Anadarko production averaged 132 MBOE/d (62% liquids). The Company averaged two gross rigs, drilled 51 net wells, and had 53 net wells TIL.

Anadarko production averaged 133 MBOE/d (61% liquids) in the fourth quarter. The Company averaged two gross rigs, drilled 9 net wells, and had 14 net wells TIL.

In the STACK area, D&C costs were eight percent lower than the 2020 program average. In addition to lower costs, 2021 STACK well performance surpassed expectations as six-month normalized cumulative oil production was 10% higher compared to the 2020 program. This performance was driven by enhanced artificial lift and completion design.

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Montney

For the year, Montney production averaged 225 MBOE/d (25% liquids). The Company averaged four gross rigs, drilled 84 net wells and had 78 net wells TIL.

Montney production averaged 207 MBOE/d (25% liquids) in the fourth quarter. The Company averaged three gross rigs, drilled 17 net wells and had 14 net wells TIL.

Montney D&C costs were 11% lower than the 2020 program average. Ovintiv made a step-change in drilling performance in the Montney in 2021, drilling three of the five longest laterals in the basin with an average drilling rate of over 1,600 feet per day. In the liquids-rich Pipestone portion of the play, Ovintiv delivered a 14% year-over-year improvement in six-month, normalized condensate production. This performance improvement was driven by optimized completion designs.

Bakken

For the year, Bakken production averaged 24 MBOE/d (79% liquids). The Company averaged one net rig, drilled 11 net wells and had 10 net wells TIL.

Bakken production averaged 25 MBOE/d (79% liquids) in the fourth quarter. The Company averaged one net rig, drilled four net wells and had six net wells TIL.

Year-End 2021 Reserves

SEC proved reserves at year-end 2021 were 2.3 billion BOE, of which approximately 52% were liquids and 59% were proved developed. The strong well performance and lower costs that the Company realized through the year resulted in an SEC total proved reserve replacement of 269% of 2021 production excluding the impacts acquisitions and divestitures. Total proved reserves replacement excluding the impact of commodity prices and excluding acquisitions and divestitures was 194% of 2021 production.

NI 51-101 Exemption

The Canadian securities regulatory authorities have issued a decision document (the “Decision”) granting Ovintiv exemptive relief from the requirements contained in Canada’s National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). As a result of the Decision, and provided that certain conditions set out in the Decision are met on an on-going basis, Ovintiv will not be required to comply with the Canadian requirements of NI 51-101 and the Canadian Oil and Gas Evaluation Handbook and, accordingly, will not be required to file Form 51-101F1 Statement of Reserves Data and Other Oil and Gas Information or related forms and disclosure as part of its annual filings. In lieu of such filings, the Decision permits Ovintiv to provide disclosure in respect of its oil and gas activities in the form permitted by, and in accordance with, the legal requirements imposed by the U.S. Securities and Exchange Commission (“SEC”), the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange. The Decision also provides that Ovintiv is required to file all such oil and gas disclosures with the Canadian securities regulatory authorities on www.sedar.com as soon as practicable after such disclosure is filed with the SEC.

For additional information, please refer to the fourth quarter and year-end 2021 Results Presentation at https://investor.ovintiv.com/presentations-events.

Conference Call Information

A conference call and webcast to discuss the Company’s fourth quarter and year-end results will be held at 9:00 a.m. MT (11:00 a.m. ET) on February 25, 2022. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

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Capital Investment and Production

(for the period ended December 31)	4Q 2021	4Q 2020	2021	2020
Capital Expenditures (1) ($ millions)	421	343	1,519	1,736
Oil (Mbbls/d)	129.8	158.0	140.3	151.5
NGLs – Plant Condensate (Mbbls/d)	47.8	56.8	50.9	52.1
Oil & Plant Condensate (Mbbls/d)	177.6	214.8	191.2	203.6
NGLs – Other (Mbbls/d)	84.6	82.6	83.3	85.3
Total Liquids (Mbbls/d)	262.2	297.4	274.5	288.9
Natural gas (MMcf/d)	1,476	1,559	1,556	1,529
Total production (MBOE/d)	508.2	557.2	533.9	543.8

(1) Including capitalized directly attributable internal costs.

Fourth Quarter and Year-End Summary

(for the period ended December 31) ($ millions, except as indicated)	4Q 2021	4Q 2020	2021	2020
Cash From (Used In) Operating Activities Deduct (Add Back): Net change in other assets and liabilities Net change in non-cash working capital Current tax on sale of assets	740 (18) 17 -	719 (6) 33 -	3,129 (39) (41) -	1,895 (173) 139 -
Non-GAAP Cash Flow (1)	741	692	3,209	1,929
Non-GAAP Cash Flow Margin (1) ($/BOE)	15.85	13.50	16.46	9.69

Non-GAAP Cash Flow (1)	741	692	3,209	1,929
Less: Capital Expenditures (2)	421	343	1,519	1,736
Non-GAAP Free Cash Flow (1)	320	349	1,690	193

Net Earnings (Loss) Before Income Tax

Before-tax (Addition) Deduction:

Unrealized gain (loss) on risk management

Impairments

Restructuring charges

Non-operating foreign exchange gain (loss)

Gain (loss) on divestitures

Gain on debt retirement

	1,382 938 - (1) (1) - -	(642) (186) (717) (2) 17 - 2	1,239 (488) - (14) (18) - -	(5,730) (204) (5,580) (90) (16) - 30
Adjusted Net Earnings (Loss) Before Income Tax Income tax expense (recovery)	446 115	244 61	1,759 454	130 39
Non-GAAP Operating Earnings (Loss) (1)	331	183	1,305	91

(1) Non-GAAP cash flow, non-GAAP cash flow margin, Non-GAAP free cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.

(2) Including capitalized directly attributable internal costs.

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Realized Pricing Summary

(for the period ended December 31)	4Q 2021	4Q 2020	2021	2020
Liquids ($/bbl)
WTI	77.19	42.66	67.91	39.40
Realized Liquids Prices (1)
Oil	53.43	47.75	51.28	44.68
NGLs – Plant Condensate	64.04	44.81	57.33	40.89
Oil & Plant Condensate	56.27	46.96	52.89	43.70
NGLs – Other	26.65	10.94	22.07	9.41
Total NGLs	40.15	24.73	35.44	21.35

Natural Gas
NYMEX ($/MMBtu)	5.83	2.66	3.84	2.08
Realized Natural Gas Price (1) ($/Mcf)	2.84	2.33	2.92	2.13

(1) Prices include the impact of realized gain (loss) on risk management.

Total Costs

(for the year ended December 31) ($ millions, except as indicated)	2021	2020
Total Operating Expenses	7,139	11,484
Deduct (Add Back):
Market optimization operating expenses	3,148	1,608
Corporate & other operating expenses	(1)	(2)
Depreciation, depletion and amortization	1,190	1,834
Impairments	-	5,580
Accretion of asset retirement obligation	22	29
Long-term incentive costs	132	31
Restructuring and legal costs	34	90
Current expected credit losses	1	1
Total Costs (1)	2,613	2,313
Divided by:
Production Volumes (MMBOE)	194.9	199.0
Total Costs (1) ($/BOE)	13.42	11.60
Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	1.51	0.87
Upstream transportation and processing	7.42	6.44
Upstream operating, excluding long-term incentive costs	2.94	2.88
Administrative, excluding long-term incentive, restructuring and legal costs, and current expected credit losses	1.55	1.41
Total Costs (1) ($/BOE)	13.42	11.60

(1) Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Debt to Adjusted Capitalization

($ millions, except as indicated)	December 31, 2021	December 31, 2020
Long-Term Debt, including current portion	4,786	6,885
Total Shareholders’ Equity	5,074	3,837
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	17,606	18,468
Debt to Adjusted Capitalization (1)	27%	37%

(1) Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

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Year-End 2021 Reserves Estimates

2021 Proved Reserves Estimates – U.S. Protocols (Net, After Royalties)(1)
Using constant prices and costs; simplified table	Oil (MMbbls)	NGLs (MMbbls)	Natural Gas (Bcf)	Total (MMBOE)
December 31, 2020 Revisions and improved recovery (2) Extensions and discoveries Purchase of reserves in place Sale of reserves in place Production	592.3 (78.0) 121.5 2.6 (28.6) (51.2)	580.5 (50.3) 142.0 2.5 (21.0) (49.0)	4,918 363 1,966 13 (123) (568)	1,992.5 (67.8) 591.2 7.3 (70.2) (194.9)
December 31, 2021	558.6	604.7	6,570	2,258.2

(1) Numbers may not add due to rounding.

(2) Changes in reserve estimates resulting from application of improved recovery techniques are included in revisions of previous estimates.

Hedge Volumes as of December 31, 2021

Oil and Condensate Hedges ($/bbl)	1Q 2022	2Q 2022	3Q 2022	4Q 2022
WTI Swaps Swap Price	5 Mbbls/d $60.16	5 Mbbls/d $60.16	5 Mbbls/d $60.16	5 Mbbls/d $60.16
WTI 3-Way Options Short Call Long Put Short Put	75 Mbbls/d $70.79 $60.82 $49.33	75 Mbbls/d $70.79 $60.82 $49.33	75 Mbbls/d $70.79 $60.82 $49.33	75 Mbbls/d $70.79 $60.82 $49.33

Natural Gas Hedges ($/Mcf)	1Q 2022	2Q 2022	3Q 2022	4Q 2022
NYMEX Swaps Swap Price	365 MMcf/d $2.60	365 MMcf/d $2.60	365 MMcf/d $2.60	365 MMcf/d $2.60
NYMEX 3-Way Options Short Call Long Put Short Put	385 MMcf/d $3.03 $2.75 $2.00	370 MMcf/d $3.01 $2.75 $2.00	425 MMcf/d $3.03 $2.76 $2.00	410 MMcf/d $3.01 $2.75 $2.00
NYMEX Costless Collars Short Call Long Put	200 MMcf/d $2.85 $2.55	200 MMcf/d $2.85 $2.55	200 MMcf/d $2.85 $2.55	200 MMcf/d $2.85 $2.55
NYMEX Short Call Options Sold Call Strike	330 MMcf/d $2.38	330 MMcf/d $2.38	330 MMcf/d $2.38	330 MMcf/d $2.38

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Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses)
	$60	$70	$80	$90
Full Year 2022	43	(55)	(289)	(580)

(1) Hedge positions and hedge sensitivity estimates based on hedge positions as at 12/31/2021. Does not include impact of basis positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses)
	$3.00	$3.50	$4.00	$4.50	$5.00
Full Year 2022	(139)	(373)	(607)	(844)	(1,080)

(1) Hedge positions and hedge sensitivity estimates based on hedge positions as at 12/31/2021. Does not include impact of basis positions.

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Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures. Forecasted Non-GAAP free cash flow represents forecasted cash flow based on $85 WTI and $4.50 NYMEX and utilizes the midpoint of production guidance. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as changes in operating assets and liabilities.  Accordingly, Ovintiv is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures.  Amounts excluded from this non-GAAP measure in future periods could be significant.

•	Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.
•	Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.
•	Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents.
•	Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

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amended. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements. When used in this news release, the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases. Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions and are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied. These assumptions include: future commodity prices and basis differentials; the ability of the Company to access credit facilities and shelf prospectuses; future foreign exchange rates; the Company’s ability to capture and maintain gains in productivity and efficiency; data contained in key modeling statistics; availability of attractive commodity or financial hedges; benefits from technology and innovation; assumed tax, royalty and regulatory regimes; expectations and projections made in light of the Company's historical experience; and the other assumptions contained herein. Risks and uncertainties that may affect the Company’s financial or operating performance include: market and commodity price volatility; uncertainties, costs and risks involved in our operations, including hazards and risks incidental to both the drilling and completion of wells and the production, transportation, marketing and sale of oil, NGL and natural gas; availability of equipment, services, resources and personnel required to perform the Company’s operating activities; service or material cost inflation; our ability to generate sufficient cash flow to meet our obligations and reduce debt; the impact of a pandemic, epidemic or other widespread outbreak of an infectious disease (such as the ongoing COVID-19 pandemic) on commodity prices and the Company’s operations; our ability to secure adequate transportation and storage for oil, NGL and natural gas; interruptions to oil, NGL and natural gas production; discretion of the Company’s Board of Directors to declare and pay dividends; the timing and costs associated with drilling and completing wells; business interruption, property and casualty losses (including weather related losses) and the extent to which insurance covers any such losses; counterparty and credit risk; the actions of members of OPEC and other state-controlled oil companies with respect to oil, NGLs and natural gas production; the impact of changes in our credit rating and access to liquidity; changes in political or economic conditions in the United States and Canada; risks associated with technology, including electronic, cyber and physical security breaches; changes in royalty, tax, environmental, GHG, carbon, accounting and other laws or regulations or the interpretations thereof; our ability to timely obtain environmental or other necessary government permits or approvals; risks associated with existing and potential lawsuits and regulatory actions; risks related to the purported causes and impact of climate change; the impact of disputes arising with our partners; the Company’s ability to acquire or find additional oil and natural gas reserves; imprecision of oil and natural gas reserves estimates and estimates of recoverable quantities; risks associated with past and future acquisitions or divestitures; our ability to repurchase the Company’s outstanding shares of common stock; the existence of alternative uses for the Company’s cash resources which may be superior to the payment of dividends or share repurchases; land, legal, regulatory and ownership complexities inherent in the U.S., Canada; failure to achieve or maintain our cost and efficiency initiatives; risks and uncertainties described in Item 1A. Risk Factors of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; and other risks and uncertainties impacting the Company’s business as described from time to time in the Company’s periodic filings with the SEC or Canadian securities regulators.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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